Exhibit 12

                                TRIMAS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                     (Dollar Amounts in Thousands)



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
                                     Six Months Ended       Three Months Ended
                                         June 30,                June 30,
                                     1997        1996        1997        1996
Earnings:

       Income before income taxes  $ 60,770       $52,380   $34,750    $29,210
       Fixed charges                  3,720         6,070     1,590      3,090

       Earnings before fixed
         charges                    $64,490       $58,450   $36,340    $32,300



Fixed Charges:

       Interest                      $3,200        $5,670    $1,310     $2,890
       Portion of rental expense        620           470       330        220

       Fixed charges                 $3,820        $6,140    $1,640     $3,110



Ratios of earnings to fixed charges    16.9           9.5      22.2       10.4

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